EXHIBIT 10.1

TERMINATION AND ASSIGNMENT AGREEMENT

This Termination and Assignment Agreement (the “Agreement”) is made and entered into this 5th day of July 2007, by and between Depomed, Inc. (“Depomed”), a California corporation having an address at 1360 O’Brien Drive, Menlo Park, California 94025, and Esprit Pharma, Inc., (“Esprit”), a Delaware corporation having an address at 2 Tower Center Boulevard, East Brunswick, New Jersey 08816.

RECITALS

A.            Depomed and Esprit are parties to: (i) that certain Exclusive License and Marketing Agreement dated July 21, 2005, as amended by Amendment No. 1 to Exclusive License and Marketing Agreement dated July 24, 2006 (together, the “License Agreement”), (ii) that certain Supply Agreement dated July 21, 2005 (the “Supply Agreement”) and a related Quality Agreement, dated as of April 6, 2007 (the “Quality Agreement”) and (iii) that certain Co-Promotion Agreement dated July 24, 2006 (the “Co-Promotion Agreement” and together with the License Agreement,  the Supply Agreement and the Quality Agreement, the “ProQuin® XR Agreements”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the License Agreement.

B.            The Parties desire to terminate the ProQuin® XR Agreements on the terms set forth herein.

It is therefore agreed as follows:

1.             DEFINITIONS

The terms defined in this Article 1 shall, for all purposes of this Agreement, have the following meanings:

“Active Ingredient” means the chemical compound known as ciprofloxacin hydrochloride.

“Affiliate” means any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated Party but only for so long as such relationship exists.  For the purposes of this section, “Control” means ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of incorporation) of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of domicile) of the interests in profits in the case of a business entity other than a corporation.

“Call” means a face-to-face contact between a member of Esprit’s sales force and a prescriber or potential prescriber of Licensed Product during which relevant characteristics of Licensed Product are described by the member of Esprit’s sales force.

“Distribute” or “Distribution” means the distribution of, and fulfillment of customer orders for, Licensed Product, as well as the distribution of samples of Licensed Product.

“Effective Date” means the date first referred to above.

“Esprit Change of Control” means (i) the acquisition by any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended) of direct or beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) of more than fifty percent of the voting stock of Esprit; (ii) any merger, amalgamation or consolidation of Esprit or an Affiliate of Esprit with another corporation or other entity in which the stockholders of Esprit, immediately prior to such amalgamation, consolidation, or merger, own less than fifty percent of the voting stock of the surviving corporation immediately after such transaction; or (iii) the sale or exclusive license of substantially all of the assets of Esprit.  Notwithstanding the foregoing, for purposes of Esprit Licensed Product detailing obligations referred to in Section 6.2 below, an Esprit Change of Control does not include any transaction or series of related transactions between Esprit and any existing stockholder of Esprit that would otherwise constitute an Esprit Change of Control.

“Esprit NDC Number” means any of the following NDC numbers related to Licensed Product Distributed by Esprit on or before the Effective Date:  (i) NDC No. 1545600103, which corresponds to the three tablet blister pack commercial presentation of Licensed Product Distributed by Esprit; (ii) NDC No. 1391300150, which corresponds to the fifty count bottle of Licensed Product Distributed by Esprit; (iii) NDC No. 1545600150, which corresponds to a fifty count bottle of Licensed Product; (iv) NDC No. 1545600199, which corresponds to the three tablet blister pack sample presentation of Licensed Product Distributed by Esprit to prescribers of Licensed Product.

“FDA” means the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

“IND” means an Investigational New Drug Application filed with the FDA.

“Licensed Product” means the once-daily oral tablet formulation that contains Active Ingredient, is known as ProQuin® XR, and is approved in the Territory under NDA No. 21-744 filed with the FDA on July 18, 2004 (as such NDA may be amended or supplemented subsequent to the Effective Date).

“Market” means to promote, Distribute, market, advertise, sell or offer to sell.

“NDA” means a New Drug Application or application for approval to market submitted to the FDA.

“Party” means Depomed or Esprit, and “Parties” means both Depomed and Esprit and their Affiliates.

“Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

“Regulatory Approval” means the permission or consent granted by the FDA for the Marketing of the Licensed Product in the Territory.

“Regulatory Data” means data including, but not limited to, medical, toxicological, pharmacological and clinical data to the extent necessary to, required for, or included in any governmental regulatory filing to obtain or maintain Regulatory Approval to Market the Licensed Product, including post-approval reports, filings and submissions.

“Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

“Trademark(s)” means the Proquin® trademark, U.S. Registration No. 2,968,719, and all related domain names identified on Exhibit A, and other common law trademark rights related thereto.

“Voided Payment” means any payment by Esprit under this Agreement that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party, under any bankruptcy, insolvency, reorganization or similar act or law, state, federal or foreign law, common law or equitable cause.

2.             TERMINATION OF PROQUIN® XR AGREEMENTS

                2.1           Termination of Supply Agreement and Quality Agreement.  The Supply Agreement is hereby terminated in its entirety, provided that the rights and obligations identified in Section 16.3 of the Supply Agreement shall survive such termination as and to the extent set forth in such Section 16.3.  In addition, the Quality Agreement is hereby terminated in its entirety.

                2.2           Termination of Co-Promotion Agreement.  The Co-Promotion Agreement is hereby terminated in its entirety, provided that the rights and obligations provided in Section 10 and Section 11 shall survive such termination as provided in Section 10.2 and Section 11.2.

                2.3           Termination of License Agreement.  The License Agreement is hereby terminated in its entirety, provided that the rights and obligations identified in Section 20.6 of the License Agreement shall survive such termination.

                2.4           Conflicting Terms.  Notwithstanding the provisions of the foregoing Sections 2.1, 2.2 and 2.3, to the extent that any surviving rights and obligations of the Parties under the ProQuin® XR Agreements directly conflict with the express rights and obligations of the Parties provided herein, the terms of this Agreement shall govern.

                2.5           Mutual Releases.  Each of the Parties, by and for itself and on behalf of its employees, agents, other representatives, officers, directors, stockholders, partners, members, Affiliates, subsidiaries, predecessors, successors, and assigns, fully releases and discharges the other Party and its employees, agents, other representatives, officers, directors, stockholders, partners, members, Affiliates, subsidiaries, predecessors, successors, and assigns, from any and all claims, rights, demands, liabilities, obligations, damages, actions, and causes of action, of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of any act, omission, event, transaction or occurrence on or before the Effective Date that relates to (a) the Licensed Product, and/or (b) the Proquin® XR Agreements; provided that this release (x) shall not affect the surviving rights and obligations under the Proquin® XR Agreements as set forth in Section 2.1, Section 2.2, or Section 2.3, or any rights and obligations under this Agreement (and the exhibits hereto), and (y) shall cease to be effective as a release of Esprit in the event of a Voided Payment.

3.             PAYMENT OBLIGATIONS

                3.1           Certain Payments.  Esprit shall make the following termination payments to Depomed on the Effective Date, by wire transfer of immediately available funds to a Depomed account pursuant to wire transfer instructions provided to Esprit by Depomed on or before the Effective Date:

                                (a)           Ten Million Dollars ($10,000,000), representing the license fee payable by Esprit on or before July 21, 2007, pursuant to the License Agreement;

                                (b)           Two and One-Half Million Dollars ($2,500,000), representing of one-half of the minimum royalty on Licensed Product for 2007 pursuant to the License Agreement; and

                                (c)           Five Million Dollars ($5,000,000), representing a termination fee.

4.             INTELLECTUAL PROPERTY MATTERS; PRODUCT DOCUMENTATION

                4.1           Termination of Rights and Licenses; Reversion of Rights.  Without limiting the generality of Section 2, all of Esprit’s rights and licenses under the following Sections of the License Agreement shall, as of the Effective Date, terminate, and all rights and licenses granted therein shall immediately and automatically revert to Depomed:  Sections 2.1, 2.2, and 4.1.

4.2           Ownership of Intellectual Property.  Esprit hereby represents and warrants to Depomed that: (i) to the best of Esprit’s knowledge, none of Esprit’s employees, agents, or other persons acting under its authority, developed, conceived or reduced to practice any inventions, discoveries or know-how relating to the Licensed Product, including formulations thereof, or methods of making or using same, or Improvements thereof during the term of, or in the course of performance of, any of the ProQuin® XR Agreements (collectively, “Inventions”), (ii) that in the event that any Inventions were so developed, conceived or reduced to practice by any such parties, Esprit does hereby assign all of its right, title and interest therein to Depomed and (iii) that in the event that Esprit becomes aware of the existence of any such Inventions, it will provide prompt written notice to Depomed of same, including without limitation, a written description of such Invention, and it will take such actions as Depomed shall reasonably request to evidence such assignment and to enable Depomed to understand and exploit such Invention.

4.3           Product Documentation.  Esprit hereby assigns to Depomed Esprit’s right, title and interest in and to any and all promotional or other materials or documents (including sales and training materials, website, marketing documents) related to the Licensed Product, including without limitation any such materials created for Esprit by or on behalf of Esprit’s agents, consultants or vendors.  Copies of all such materials in Esprit’s possession or control shall be delivered to Depomed (including without limitation in electronic form) as contemplated by the Transition Plan.

 5.            REGULATORY MATTERS; RECALLS

                5.1           Transfer of Regulatory Approvals; Notification to FDA.  Esprit hereby assigns to Depomed all of Esprit’s right, title and interest in and to any and all Regulatory Data, Regulatory Approvals and other filings with or approvals granted by any and all agencies or authorities of the United States federal government and any state or local agencies or authorities that pertain or relate to the Licensed Product.  On the Effective Date, Esprit shall send executed letters in substantially the forms attached hereto as Exhibit B-1 and Exhibit B-2 to FDA authorizing the transfer of the NDA and the IND for the Licensed Product to Depomed.

                5.2           Regulatory Records.  On the Effective Date, Esprit shall deliver to Depomed all files and documents in Esprit’s possession or control as of such date relating to the approvals or filings described in Section 5.1, a chronology of discussions with FDA relating to the Licensed Product, and other information in Esprit’s possession or control as of such date necessary to maintain compliance with the US regulatory authorities.

                5.3           Communication with Regulatory Authorities; Product Complaints.  From and after the effective date of the transfer by Esprit to Depomed of the IND and NDA for the Licensed Product as described in Section 5.1, Depomed shall have the sole right and obligation to: (i) take all actions and conduct all communications with the appropriate US regulatory authorities in respect of such IND and NDA, including preparing and filing all reports (including adverse drug experience reports) with the appropriate US regulatory authorities; (ii) take all actions and conduct all communications with Third Parties (including without limitation patients, pharmacists, physicians and other health care providers) in respect of Licensed Product sold pursuant to such NDA (whether sold before or after the Effective Date), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; (iii) investigate all complaints and adverse drug experiences in respect of Licensed Product sold pursuant to such NDA (whether sold before or after the Effective Date); and (iv) respond to any inquiry related to the Licensed Product directed to Esprit from and after the Effective Date from any governmental health authority (including without limitation the FDA and any state, county or other health authority).  Following the Effective Date, as provided in the Transition Plan, Esprit will promptly notify Depomed’s Regulatory Affairs department in accordance with applicable laws and regulations, and in reasonably sufficient time to allow Depomed to make any filings with, or notification to, governmental authorities within the time periods required by law, of any inquiry (written or verbal) received by Esprit related to any of the foregoing, including without limitation any inquiry received by Esprit with respect to the Licensed Product (either commercial drug product or commercial samples) bearing Esprit’s name on the container-closure.  Esprit shall cooperate with Depomed’s reasonable requests and use commercially reasonable efforts to assist Depomed in connection with any of the foregoing.

                5.4           Adverse Event Reporting.  From and after the Effective Date, as provided in the Transition Plan, Esprit shall promptly (and in any event, in reasonably sufficient time to allow Depomed to make any filings with, or notification to, governmental authorities within the time periods required by law) notify Depomed if Esprit receives a complaint or a report of an adverse drug experience in respect of the Licensed Product.  In addition, through December 31, 2007, Esprit shall cooperate with Depomed’s reasonable requests and use commercially reasonable efforts to assist Depomed in connection with the investigation of, and response to, any complaint or adverse drug experience related to Licensed Product sold by Esprit.

                5.5           Recalls.  From and after the Effective Date, Depomed shall have the sole right and obligation to conduct, and shall bear all costs and expenses in connection with, voluntary and involuntary recalls of units of Licensed Product (whether sold before or after the Effective Date), including recalls required by any US regulatory authority; provided, however, that to the extent that any such recall is involuntary and is attributable to Licensed Product sold by Esprit or its Affiliates prior to the Effective Date, then Esprit shall reimburse Depomed for all reasonable costs and expenses actually incurred by Depomed in connection with the conduct of the recall of such Licensed Product, including without limitation, the cost of replacing such Licensed Product, unless Depomed is required to bear such costs and expenses under Section 13.3 of the Supply Agreement, in which case Esprit shall not be required to so reimburse Depomed.  Each Party promptly (and in any event within the time periods required by law) shall notify the other Party in the event that the notifying Party becomes aware that a recall of Licensed Product sold by Esprit is necessary.

6.             TRANSITIONAL COMMERCIAL OBLIGATIONS

                6.1           Transition Plan.  Attached hereto as Exhibit C is a plan (the “Transition Plan”) pursuant to which Esprit and Depomed shall cooperate in transitioning the Marketing of the Licensed Product from Esprit to Depomed as efficiently as reasonably possible.  Each Party agrees to use all reasonable efforts to perform its obligations as set forth in the Transition Plan.  Esprit hereby designates Mark Janofsky and Chris Berardi, and Depomed hereby designates Tom Lee and Jill Jene to serve as a joint transition committee (the “JTC”) charged with overseeing the planning and implementation of the activities set forth in the Transition Plan on behalf of Esprit and Depomed.  Each Party may designate replacement members to the JTC by notice to the other Party.  The JTC shall have no authority to amend this Agreement or to materially modify the Transition Plan.  The JTC shall meet on a monthly basis during the six-month period beginning on the Effective Date.  Esprit shall have the right to designate the location of the first such meeting.  The right to designate the location of subsequent meetings of the JTC shall thereafter alternate between Depomed and Esprit.

                6.2           Licensed Product Post-Termination Detailing.  Commencing on the Effective Date and continuing until the earlier of (a) September 15, 2007 or (b) the occurrence of an Esprit Change of Control, Esprit shall assign its field sales force, currently consisting of 158 members, to making Detail Calls, as specified in the Transition Plan, and shall implement the incentive compensation program specified in the Transition Plan.  Except in the instance of a breach of Section 6.4, Esprit shall have no liability to Depomed whatsoever in connection with the acts and omissions of Esprit’s field sales force in connection with such Detail Calls.

                6.3           Distribution Channel.

(a)           Exhibit D attached hereto sets forth, to the best of Esprit’s knowledge, a true and accurate reconciliation (the “Distribution Channel Reconciliation”), as of the Effective Date, of all quantities of Licensed Product (including Licensed Product samples) purchased by Esprit from Depomed pursuant to the Supply Agreement against:  (i) the current inventory of Licensed Product owned by Esprit and held at its Third Party logistics provider (including samples of Licensed Product); (ii) Licensed Product sold by Esprit to wholesalers and distributors, and held in inventory at wholesalers and distributors (specifying quantities held at each wholesaler and distributor) as of June 29, 2007 (separately setting forth and identifying Licensed Product for which a return is pending or in process, as indicated, for example, by a request for a return authorization number); (iii) Licensed Product donated to charity by Esprit; (iv) Licensed Product dispensed to patients through June 30, 2007, as reflected in data provided by IMS Health Incorporated; (v) Licensed Product distributed as samples to physicians or others authorized to receive Licensed Product samples; (vi) Licensed Product destroyed by Esprit (whether in connection with Licensed Product Returns or otherwise); (vii) samples of Licensed Product in the possession of Esprit sales representatives; (viii) Licensed Product that does not correspond to the any other category specified in this Section 6.3 and that is not held at retail pharmacies (with a description of the status of such Licensed Product as of the Effective Date specifying the location where such Licensed Product is held and the purpose for holding such Licensed Product at that location, or a description of how such Licensed Product was disposed of, and the purpose for its disposition); and (ix) Licensed Product held at retail pharmacies that has not been dispensed to patients as of the Effective Date (assuming for purposes of this item (ix) that the information set forth in item (iv) above is accurate and current through the Effective Date).  The Transition Plan sets forth Esprit’s obligations with respect to actions to be taken following the Effective Date in respect of inventory of Licensed Product existing as of the Effective Date.

(b)           Esprit represents and warrants to Depomed that:  (i) to the best of Esprit’s knowledge after due inquiry, the Distribution Channel Reconciliation is true, accurate and complete in all respects as of the Effective Date; and (ii) Esprit has provided to Depomed true, accurate and complete copies of the documentation that serves as the basis of for the Distribution Channel Reconciliation; and (iii) Esprit has not Distributed any Licensed Product bearing NDC No. 1545600150, NDC No. 1545600130, or NDC No. 1391300103.

                6.4           Representations and Covenants of Esprit Regarding Transition Services.  Esprit shall perform its obligations under the Transition Plan (a) only in a manner which is consistent with FDA and all other applicable regulatory approvals or requirements which are then in effect with respect to the Licensed Product and (b) in compliance with all applicable laws, restrictions and regulations of the FDA, the Department of Commerce and any other United States, state, local, or applicable agency or authority.  Esprit shall (i) destroy all existing inventory of the Licensed Product in Esprit’s possession bearing an Esprit NDC Number as set forth in the Transition Plan, (ii) limit its claims of efficacy and safety for Licensed Product to those within approved promotional materials and FDA-approved prescribing information for Licensed Product in the Territory, (iii) not add, delete or modify claims of efficacy and safety in the Marketing of Licensed Product under this Agreement from those claims of efficacy and safety within the FDA-approved prescribing information and applicable law and (iv) Market the

Licensed Product in adherence to applicable laws and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals.

6.5           Covenants of Depomed.  Depomed shall perform its obligations under the Transition Plan (a) only in a manner which is consistent with FDA and all other applicable regulatory approvals or requirements which are then in effect with respect to the Licensed Product and (b) in compliance with all applicable laws, restrictions and regulations of the FDA, the Department of Commerce and any other United States, state, local, or applicable agency or authority.  Depomed shall (a) be responsible for submitting all necessary filings and taking all such actions necessary to have the Licensed Products packaged with NDC numbers of Depomed; and (b) not sell or offer for sale any Licensed Products bearing an Esprit NDC Number; provided, however, that from and after January 1, 2010, Depomed may sell or offer for sale Licensed Product bearing the NDC number 1391300150.

7.             COMMERCIAL CONTRACTS; PRODUCT RETURNS, CHARGEBACKS AND REBATES

                7.1           Commercial Contracts.

                                (a)           Exhibit E sets forth a complete and correct list of each contract to which Esprit is a party that relates exclusively to the manufacture, marketing, sale or distribution of the Licensed Product.  Except as otherwise provided in the Transition Plan, as promptly as reasonably possible on or after the Effective Date, Esprit shall use commercially reasonable efforts to terminate each such contract.

                                (b)           Exhibit F sets forth a complete and correct list of each contract to which Esprit is a party and pursuant to which Esprit sells Licensed Product, together with other pharmaceutical products of Esprit, to a Third Party, or that is otherwise related to the manufacture, marketing, sale or distribution of the Licensed Product, together with other pharmaceutical products of Esprit (the “Multi-Product Contracts”).  Esprit has made available to Depomed copies of all Multi-Product Contracts; provided that such copies have been redacted to prevent disclosure of information not related to the Licensed Product.  As promptly as reasonably possible after a request by Depomed with respect to such a contract, Esprit shall use commercially reasonable efforts to terminate such Multi-Product Contract as it pertains to Licensed Products.

                7.2           Product Returns.  Esprit will be responsible for issuing credits or other forms of reimbursement, at its own expense, in connection with all Licensed Product bearing an Esprit NDC Number that is returned after the Effective Date, and shall process and issue credits (or render reimbursement in such other form as Esprit may determine) for all such returned Licensed Product.

                7.3           Government Rebates.  Esprit will be responsible for all rebates pursuant to any government rebate programs with respect to government claims for the Licensed Product bearing an Esprit NDC Number sold (whether sold before or after the Effective Date) and accruing after the Effective Date.  Any such rebate shall continue to be processed and issued pursuant to the terms of that certain letter agreement, dated as of September 15, 2005, between Depomed and Esprit.

                7.4           Commercial Rebates.  Esprit will be responsible for all rebates with respect to the Licensed Product bearing an Esprit NDC Number which are owed to any managed care provider, wholesaler or retailer with whom Esprit had entered into a commercial rebate agreement, and shall process and issue any such rebate.

                7.5           Chargeback Claims.  Esprit shall be solely responsible for all chargeback claims for the Licensed Product bearing an Esprit NDC Number to the extent a chargeback invoice with respect to each such claim is dated (i.e. date of sale from the wholesaler to the wholesaler customer) prior to July 31, 2007 (the “Transition Chargebacks”), and shall process any such Transition Chargebacks.  Notwithstanding the foregoing, the Parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from Esprit’s Federal Supply Schedule (“FSS”) before the responsibility of processing such rebates is transferred from Esprit to Depomed.  Accordingly, in the event such approval is not obtained prior to July 31, 2007, Esprit shall continue to be responsible for processing the FSS chargebacks on Depomed’s behalf, and Depomed shall reimburse Esprit for same.

                7.6           Mutual Expectations Regarding Licensed Product Returns.  Without limiting in any way Esprit’s obligations under this Article VII or any other provision of this Agreement, the parties acknowledge that as of the Effective Date, and on the basis of (a) the Distribution Channel Reconciliation, and (b) the expiration dating of Licensed Product Distributed by Esprit through the Effective Date (other than approximately 900 bottles of Licensed Product in the 50 count trade presentation with November 2008 expiration dating that have been Distributed by Esprit), and (c) Esprit’s obligations under this Agreement, the Parties anticipate that it is likely that by December 31, 2008, Esprit will have complied with any financial obligations it has under this Agreement in respect of Licensed Product returns (provided that Esprit complies promptly and in all respects with its obligations under this Agreement and that expired Licensed Product Distributed by Esprit is returned to Esprit before or promptly following its expiration in accordance Esprit’s current returned goods policy).

8.             CONFIDENTIALITY

Except as specifically authorized by this Agreement, each Party shall, for the term of this Agreement and for five (5) years after the expiration or termination of this Agreement, keep confidential, not disclose to others and use only for the purposes authorized herein all Proprietary Information provided by the other under this Agreement; provided, however, that the foregoing obligations of confidentiality shall not apply to the extent that any such information is (i) already known to the recipient at the time of disclosure as evidenced by its prior written records; (ii) published or publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a Third Party entitled to make such disclosure; or (iv) independently developed by or on behalf of the recipient without recourse to the disclosure herein as documented in writing.  Notwithstanding the aforesaid, the recipient may disclose Proprietary Information to governmental agencies as required by law, and to vendors and clinical investigators having a need to know and as may be necessary for the recipient to perform its obligations hereunder, but only if such disclosure to vendors and, where practicable, to clinical investigators is in accordance with a written agreement imposing essentially the same obligation of confidentiality on such Party as is imposed upon the recipient hereunder.  For avoidance of doubt, this Section shall not limit or replace the obligations of the Parties under Section 8 of the License Agreement.

9.             REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party as follows:

                                (a)           It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It has all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by its Board of Directors.  Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

                                (b)           There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.

                                (c)           There is no indenture, contract, or agreement to which it is a Party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement.

10.          INDEMNIFICATION

10.1         Indemnification.  Each Party will defend, at its own expense, indemnify and hold harmless the other Party and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including attorneys fees (collectively, “Losses”), arising out of any claim, suit or proceeding (“Claim”) brought against the other Party (or paid in settlement of any threatened Claim) to the extent such Claim or threatened Claim is based upon, arises out of, or relates to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying Party in this Agreement, unless waived in writing by the indemnified Party; (ii) any breach of the representations or warranties made by such indemnifying Party in this Agreement (ignoring for purposes of this Section 10.1 any knowledge qualifiers included in any such representations or warranties); or (iii) the negligence or willful misconduct of the indemnifying Party, except (under any of (i) and (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified Party.  Each Party agrees that it shall promptly notify the other in writing of any such Claim or threatened Claim and give the indemnifying Party full information and assistance in connection therewith.  The indemnifying Party shall have the sole right to control the defense if any such Claim and the sole right to settle or compromise any such Claim, except that the prior written consent of the other Party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other Party; (ii) admit or imply any liability or wrongdoing of such other Party; or (iii) adversely affect the goodwill or public image of such other Party.  Notwithstanding the foregoing, the indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified Party.

10.2         Basket.  There shall be no obligation to indemnify, defend and hold harmless under Section 10.1 unless and until the aggregate of all Losses for which the applicable indemnified Party is entitled to indemnification thereunder exceeds on a cumulative basis an amount equal to $25,000.00, in which event the indemnified Party shall be entitled to indemnification in respect of all indemnifiable Losses.

11.          LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF BREACHES OF CONFIDENTIALITY, BREACHES OF SECTIONS 6.1, 6.2 AND 6.3, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR LOSSES COVERED BY ARTICLE 10 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, OR THE OTHER’S CUSTOMERS, SUBLICENSEES, EMPLOYEES, OFFICERS, AGENTS, DIRECTORS OR CONTRACTORS, FOR ANY INCIDENTAL, SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS OR LOSS OF REVENUE, WHETHER ARISING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF A PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.          PUBLICITY

Neither Party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the consent of the other Party, except for such announcement which, in accordance with the advice of legal counsel to the Party making such announcement, is required by law; provided, however, that each Party shall be entitled to refer publicly to the termination of the ProQuin® XR Agreements in a manner that is not damaging to the business or reputation of the other Party.  Except as otherwise permitted pursuant to the immediately preceding sentence, any Party making any announcement which is required by law will, unless prohibited by law, give the other Party an opportunity to review the form and content of such announcement and comment before it is made.  Either Party shall have the right to make such filings with governmental agencies, including without limitation the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate, provided that the Parties shall work together to redact any Proprietary Information contained therein in a mutually agreeable manner that complies with the applicable requirements of such regulatory authority, provided, however, that the final determination as to the required disclosure of Proprietary Information shall be made by the Party making the disclosure.  The Parties have agreed upon the form and content of a joint press release to be issued by the Parties promptly following the execution of this Agreement.

13.          ASSIGNABILITY

                13.1         Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                13.2         Liability.  No assignment permitted by this Article 13 shall serve to release either Party from liability for the performance of its obligations hereunder.

14.          NOTICES

                14.1         Notices.  All notifications, demands, approvals and communications required to be made under this Agreement shall be given in writing and shall be effective when either personally delivered or sent by facsimile if followed by prepaid air express addressed as set forth below.  The Parties hereto shall have the right to notify each other of changes of address during the life of this Agreement.

                                DEPOMED, INC.

                                1360 O’Brien Drive

                                Menlo Park, California  94025

                                Attention:  President

                                Facsimile:  650-462-9991

                                ESPRIT PHARMA, INC.

                                2 Tower Center Boulevard
                                East Brunswick, NJ  08816
                                Attn:  Steve Bosacki, General Counsel
                                Facsimile:  (732) 828-9954

                14.2         Receipt.  Any such notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the date specified on the notice of receipt and delivery evidenced to the sender.

15.          MISCELLANEOUS

                15.1         Enforceability.  It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement which substantially affects the commercial basis of this Agreement shall be determined to be invalid or unenforceable, such provision shall be amended as hereinafter provided to delete therefrom or revise the portion thus determined to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction for which such determination is made.  In such event, the Parties agree to use reasonable efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects or commercial basis as the invalid provisions, and this Agreement otherwise shall continue in full force and effect.  If the Parties cannot agree to such revision within sixty days after such invalidity or unenforceability is established, the matter may be submitted by either Party to arbitration as provided in this Agreement to finalize such revision.

                15.2         Entire Agreement.  This Agreement (including all Exhibits) represents the entire agreement between the Parties concerning the subject matter herein (except as specifically noted herein) and supersedes all prior or contemporaneous oral or written agreements of the Parties.  This agreement may be modified, amended or changed only by a written instrument signed and delivered by the Parties, with clear intent to modify, amend or change the provisions hereof.

                15.3         Waiver.  The waiver by a Party of any single default or breach or succession of defaults or breaches by the other shall not deprive either Party of any right under this Agreement arising out of any subsequent default or breach.

                15.4         Governing Law.  All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of California without regard to that state’s conflict of laws rules or principles.

                15.5         Independent Contractors.  Nothing in this Agreement authorizes either Party to act as agent for the other Party as to any matter.  The relationship between Depomed and Esprit is that of independent contractors.

                15.7         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

DEPOMED, INC.

By:	/s/ John W. Fara, Ph.D.
John W. Fara, Ph.D.
President and CEO

ESPRIT PHARMA, INC.

By:	/s/ John T. Spitznagel
John T. Spitznagel
Chairman and CEO